Exhibit 10.1

FORM OF VOTING AGREEMENT

This Voting Agreement (“Agreement”) dated as of April ___, 2018, is by and between Khandwala Capital Management, Inc., a Connecticut corporation (“Purchaser”), Wright Investors’ Service Holdings, Inc., a Delaware corporation (“Seller”), and each of Harvey P. Eisen, Peter M. Donovan, Marshall S. Geller, Richard C. Pfenniger, Jr. and Lawrence G. Schafran, the directors of Seller (collectively, the “Holders”, each a “Holder”).  WITNESSETH:

WHEREAS, concurrently herewith, Seller, Purchaser and Amit S. Khandwala are entering into a Stock Purchase Agreement (the “Purchase Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement), pursuant to which Seller, as the sole shareholder of The Winthrop Corporation (the “Company”), is selling all of the issued and outstanding shares of the Company’s Common Stock to Purchaser upon the terms set forth therein; and

WHEREAS, as of the date hereof, each Holder beneficially owns or controls certain shares and, collectively they own or control approximately 37.89% of the issued and outstanding common capital stock of Seller (such shares together with any other shares of Seller’s common capital stock acquired after the date hereof and prior to the termination hereof, whether upon exercise of options, dividends, conversion of convertible securities or otherwise, and as adjusted by any stock split or similar event, being collectively referred to herein as the “Seller’s Shares”).

NOW, THEREFORE, as a condition to its willingness to enter into the Purchase Agreement, Purchaser has required that each Holder agree, and each Holder has agreed, to vote his or Seller’s Shares in the manner and on the terms and conditions provided for herein.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, the parties severally agree as follows:

1.          Voting and Other Obligations.  Each Holder hereby agrees that, at all times prior to the Expiration Date (as defined herein), at any meeting of the shareholders of Seller however called at which any of the following is put to a vote of shareholders, such Holder shall (a) vote the Seller’s Shares he owns or controls in favor of the transaction contemplated by the Purchase Agreement (including, but not limited to, all approvals which may be required by the business governance rules, including, but not limited to, those issued or promulgated by FINRA, applicable to companies with shares that trade on the Over the Counter Bulletin Board as contemplated by the Proxy Statement/Prospectus); (b) vote the Seller’s Shares he owns or controls against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Seller under the Purchase Agreement; and (c) vote the Seller’s Shares he owns or controls against any action or agreement (other than the Purchase Agreement or the transactions contemplated thereby) that would reasonably be expected to impede, interfere with, delay, postpone or discourage the transaction.

2.          Expiration.  This Agreement shall terminate on the Expiration Date.  As used herein, the term “Expiration Date” means the first to occur of (a) the Closing under the Purchase Agreement, (b) termination of the Purchase Agreement in accordance with its terms, (c) a material amendment of the Purchase Agreement (unless the parties hereto also amend this Agreement to confirm it will survive the change), and (d) written notice of termination of this Agreement by Purchaser to Holders.

3.          Representations and Warranties of Holders.  Each Holder hereby represents and warrants to Purchaser as follows:

 (a)          Power; Binding Agreement.  Holder has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement.  The execution, delivery and performance of this Agreement by Holder will not violate any other agreement to which Holder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust.  This Agreement has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms.

 (b)          Governmental Authorization.  The execution, delivery and performance by Holder of this Agreement and the voting requirements contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) compliance with any applicable requirements of the Exchange Act, (ii) any applicable state and foreign takeover, antitrust and competition law filings and approvals, and (iii) such other actions and filings the failure to make or obtain which would not reasonably be expected to prevent consummation of the transaction.

 (c)          Non-Contravention.  The execution, delivery and performance by Holder of this Agreement and the consummation by Holder of the voting requirements contemplated hereby do not and will not (i) assuming compliance with the matters referred to in subsection 3(b), contravene or conflict with any provision of law, regulation, judgment, injunction, order or decree binding upon Holder, or (ii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Holder or to a loss of any benefit to which Holder is entitled under any provision of any agreement, contract or other instrument binding upon Holder, with such exceptions with respect to the matters referred to in clauses (i) and (ii) as would not reasonably be expected to prevent consummation of the transaction.

4.          Certain Covenants of Holders.  Except in accordance with the terms of this Agreement, each Holder hereby covenants and agrees while this Agreement is in effect, and except as contemplated hereby, not to grant any proxies, deposit any Seller’s Shares into a voting trust or enter into a voting agreement with respect to any Seller’s Shares that would have the effect of preventing or disabling Holder from performing his obligations under this Agreement.

5.          Capacity as Stockholder.  Each Holder signs this Agreement solely in his capacity as a stockholder of Seller, and not in Holder’s capacity as a director or officer of the Seller or any of its Subsidiaries.  Nothing herein shall in any way restrict a director or officer of the Seller in the exercise of his fiduciary duties solely as a director or officer of the Seller or prevent or be construed to create any obligation on the part of any director or officer of the Seller from taking any action solely in his capacity as such director or officer of the Seller or otherwise limit such Holder from taking any action permitted to be taken by the Seller under the Stock Purchase Agreement.  For purposes of this Agreement, neither the Seller nor any of its Subsidiaries shall be deemed to be affiliates of any Holder.

6.          Miscellaneous.

 (a)          Entire Agreement; Assignment.  This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

 (b)          Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

 (c)          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

 (d)          Specific Performance.  Each of the parties hereto recognizes and acknowledges that a breach by the Holders of any covenants or agreements contained in this Agreement will cause Purchaser to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each Holder agrees that in the event of any such breach Purchaser shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in nay respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

 (e)          Counterparts.  This Agreement may be executed in one or more counterparts, including a facsimile thereof, each of which shall be deemed to be an original, including the signature thereon, but all of which together shall constitute one and the same agreement.  A facsimile or electronically transmitted signature shall have the same force and effect as an original and shall bind any party signing in such manner.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:  Wright Investors’ Service Holdings, Inc.

By:
Name:
Title:

PURCHASER:  Khandwala Capital Management, Inc.

By:
Name:
Title:	Chief Executive Officer

HOLDERS:

Harvey P. Eisen	Peter M. Donovan

Marshall S. Geller	Richard C. Pfenniger

Lawrence G. Schafran